CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement") is made and effective as of August 4, 2006 (the "Effective Date") by and between Advance Nanotech, Inc., a Delaware corporation having a place of business at 600 Lexington Avenue, New York, NY 10022 ("Advance"), and Dr. Peter Gammel, an individual residing at 58 Whittingham Terrace, Milburn, New Jersey, 07041 ("Consultant") (each a "Party," and collectively the "Parties").

RECITALS

WHEREAS, Consultant provides technology and business development consulting services; and

WHEREAS, subject to the terms and conditions of this Agreement, Advance desires to engage Consultant to provide certain services on its behalf in connection with portfolio strategy, business development and partnerships.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 "Confidential Information" shall mean any and all confidential or proprietary information of, or concerning, Advance, its employees, systems and clients, including, but not limited to, commercial, financial, and technical information, customer or client lists, programs, procedures, data, documents, computer information and databases, business plans, trade secrets, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, and long-term plans and goals, and any information relating to the Services, Work Orders, and Work Product.

1.2 "Expenses" shall have the meaning set forth in Section 4.4.

1.3 "Intellectual Property" shall mean: (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) Software, and (v) confidential or proprietary information, including trade secrets and know-how.

1.4 "Pre-Existing Rights" shall mean Software and Intellectual Property rights owned by or licensed to Consultant that are pre-existing on the effective date of the applicable Work Order and that are incorporated in or required to operate any Work Product.

1.5 "Service Fees" shall have the meaning set forth in Section 4.1.

1.6 "Services" shall have the meaning set forth in Section 2.1.

1.7 "Software" shall mean (a) computer software, including, without limitation, source code, object code, operating systems, applications programs, file and utility programs, whether run locally or remotely via a network, including the Internet, or an intranet or extranet, and (b) supporting documentation for such computer software.

1.8 "Term" shall have the meaning set forth in Section 8.1.

1.9 "Third-Party Claim" shall have the meaning set forth in Section 7.4.

1.10 "Work Order" shall have the meaning set forth in Section 2.1.

1.11 "Work Product" shall mean any and all work product, deliverables, reports, data, developments, inventions, ideas and discoveries, technology, including patentable and unpatentable inventions, copyrights, test results, testing methods, materials, Intellectual Property and Software, including, without limitation, source code, object code, operating systems, applications programs, file and utility programs, firmware, and works of authorship developed, discovered, improved, authored, derived, invented or acquired by, for, or on behalf of Consultant in connection with or while performing the Services.

ARTICLE 2
SCOPE OF SERVICES

2.1 Engagement. Subject to the terms and conditions of this Agreement, Advance may, from time to time, engage Consultant to perform certain professional and consulting services (the "Services") on Advance's behalf. In engaging Consultant to perform particular Services, the Parties may enter into one or more written Work Orders (each a "Work Order") pursuant to which such Services shall be performed. Upon execution thereof by Consultant and an authorized representative of Advance, each Work Order shall be deemed incorporated herein in its entirety. Any Services commenced during the Term of this Agreement or performed pursuant to a Work Order entered into by the Parties during the Term of this Agreement shall be governed by the terms and conditions of this Agreement, subject to any modifications of such terms and conditions pursuant to a Work Order for such Services. Advance hereby engages Consultant to perform the Services described in the Work Order attached as Exhibit A.

2.2 Project Requirements. The Parties shall cooperate in good faith to establish each Work Order, which shall describe the Services to be performed under such Work Order, and the detailed requirements of such Services. Each Work Order shall, at minimum, where applicable, consist of the following: (i) a detailed description of the Services to be performed, including the quantity or scope of such Services, (ii) a list of Work Product, cost breakdowns, and an indication of the basis for payment (i.e., "fixed-fee" or "time-and-materials") for the Services covered by the Work Order, (iii) a list of milestones and deliverables, the specifications for each deliverable, and acceptance criteria, and (iv) time deadlines for each deliverable and milestone.

2.3 Conflict. In the event that the provisions of a Work Order conflict with the provisions of this Agreement, the provision of the Work Order shall govern solely to the extent of any such conflict, and solely with respect to the particular Services being performed or rendered under such Work Order.

2.4 Modifications to Work Orders. Advance may, at any time, make reasonable changes to the scope and requirements of the Services, or request Consultant to perform extra Services. Advance shall promptly communicate such changes to Consultant, and Consultant shall, as soon as practicable thereafter, provide Advance with a revised Work Order reflecting the changes requested by Advance, and a schedule for completion of such Services.

2.5 Completion of Milestones and Deliverables. Consultant shall complete each milestone and deliverable on the time schedule set forth in the Work Orders. All deliverables shall conform to the specifications for such deliverables set forth in the applicable Work Order. Consultant shall promptly notify Advance upon completion of each milestone or deliverable, and shall promptly deliver all relevant Work Product to Advance.

2.6 Acceptance of Deliverables. Unless expressly provided otherwise in a Work Order, the procedure provided under this Section 2.6 shall apply to the acceptance of deliverables. Within sixty (60) days of receiving a deliverable, each deliverable shall be subject to such reasonable functionality tests, load tests, performance tests, capacity tests and any other tests, as desired by Advance to ensure that such deliverable meets the objectives, specifications and requirements of Advance and/or the acceptance criteria set forth in the applicable Work Order. In the event that, in Advance's reasonable discretion, such deliverable does not meet the objectives, specifications and requirements of Advance and/or the acceptance criteria set forth in the Work Order, Advance shall promptly notify Consultant of the deficiency in such deliverable, and Consultant shall promptly, at its expense and in no event more than thirty (30) days after receiving notice of such deficiency, provide a corrected deliverable to Advance. Any corrected deliverable shall be subject to the same acceptance criteria and evaluated for acceptance within sixty (60) days of receipt by Advance as if it were the original deliverable; provided that, Consultant shall have no more than two (2) opportunities to correct the defects in any deliverable. After such two (2) opportunities to correct the defects, Advance shall have the option of (i) having Consultant continue to correct such defect under the terms of this Section 2.6, or (ii) to finally reject such deliverable, to receive its money back for such deliverable and any other deliverables that are of diminished value to Advance as a result of rejection of such deliverable, and at its option, to terminate the Work Order or this Agreement.

ARTICLE 3
WORK POLICIES

3.1 Work Policy. When working on Advance's premises, Consultant shall comply with Advance's safety, security and other regulations and policies applicable to its outside contractors. When deemed appropriate by Advance, Consultant shall be issued a visitor identification card and, upon demand by Advance, shall surrender such card to Advance. Unless otherwise agreed by the Parties, Consultant shall observe the working hours, working rules, and holiday schedules of Advance while working on Advance's premises.

3.2 Subcontractors. Consultant shall not subcontract any portion of its obligations hereunder without Advance's prior written consent, which consent shall be in the sole discretion of Advance. Notwithstanding the foregoing, Consultant shall remain responsible for performance of all obligations under this Agreement and for the acts and omissions of all subcontractors of Consultant in connection therewith. Consultant shall be responsible for all payments to, and claims by, subcontractors of Consultant relating to this Agreement and the Services performed hereunder.

3.3 Independent Contractor. Consultant shall be acting as an independent contractor in performing the Services and shall not be considered or deemed an agent, employee, joint venturer, or partner of Advance. Consultant shall at all times maintain complete control over its subcontractors and operations. Neither Party shall have, or shall represent that it has, any power, right or authority to bind the other Party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other Party.

ARTICLE 4
PAYMENT TERMS

4.1 Basis for Payment. Consultant's fees for performing Services ("Service Fees") shall be either on a "time-and-materials" basis or on a "fixed-fee" basis, or on a combination thereof, as specified in the Work Order applicable to such Services, provided, however, that the total of all Service Fees and Expenses invoiced to Advance under a Work Order shall not exceed any cap set forth in such Work Order. If unspecified, Consultant's fees for performing Services shall be on a "time-and-materials" basis at the hourly rates set forth in Exhibit B.

4.2 Time-and-Materials Basis. In the event that Service Fees under a Work Order are on a "time-and-materials" basis, Consultant shall charge Advance for the

Services at the hourly rates set forth in Exhibit B, less any applicable discounts set forth in such Work Order. The Work Order for such Services shall contain an estimate of the total Service Fees payable under such Work Order, the total hours for each hourly rate estimated to complete such Services, and a cap amount on Service Fees; provided, that in the event a Work Order does not specify a cap amount on Service Fees, such cap amount shall be deemed to be 110% of the estimate of the total Service Fees payable under such Work Order.

4.3 Fixed-Fee Basis. In the event that Service Fees under a Work Order are specified as being on a "fixed-fee" basis, the total Service Fees payable by Advance to Consultant for Services under such Work Order shall be equal to the amount of the fixed fee set forth in the Work Order, and shall be paid according to the milestone and/or payment schedule set forth in the Work Order, subject to prior acceptance thereof by Advance pursuant to Section 2.6.

4.4 Expenses. With the prior written consent of Advance, Consultant may be reimbursed by Advance, in accordance with Advance's corporate travel policies, for reasonable out-of-pocket expenses incurred by Consultant in the performance of Services ("Expenses"). Unless mutually agreed otherwise, Consultant shall provide in each Work Order an estimate of the total Expenses to be incurred in connection with such Work Order. Advance shall reimburse Consultant for pre-approved Expenses as set forth in the relevant Work Order. Advance shall not reimburse Consultant for total Expenses incurred in connection with a Work Order that exceed ten percent (10%) of the total Service Fees payable by Advance to Consultant for Services under such Work Order.

4.5 Service Fees and Invoices. Consultant shall invoice Advance monthly for Service Fees and Expenses (i) as incurred, for "time-and-materials" Services, or (ii) pursuant to the milestone and/or payment schedule set forth in the Work Order for "fixed-fee" Services accepted by Advance. Each invoice shall contain an itemized statement of all Service Fees and Expenses then due. For "time-and-materials" Services, each invoice shall contain the number of hours worked during the billing period at each applicable billing rate and the total Service Fees and Expenses accrued to date under the Work Order. For "fixed-fee" Services, each invoice shall set forth the total Service Fees and Expenses accrued to date under the Work Order. Advance shall pay all amounts due on each invoice within forty-five (45) days of receipt thereof. In no event shall Advance be obligated to pay any amount due on any invoice that it is not obligated to pay under the terms of this Agreement.

4.6 Disputes Regarding Invoices. In the event that Advance in good faith disputes an invoice submitted by Consultant, Advance may withhold payment of any amount subject to the dispute; provided, however, that (i) Advance shall continue to pay all undisputed amounts in accordance with the terms hereof, and (ii) Consultant shall continue to perform its obligations hereunder. In the event of a dispute regarding the amount of any invoice, the Parties shall use all reasonable efforts to resolve such dispute within thirty (30) days after Advance provides written notification of such dispute to Consultant. Each Party shall provide full supporting documentation concerning any disputed amount or invoice within thirty (30) days after written notification of the dispute. No failure by Advance to identify contested charges prior to payment thereof shall limit or waive any of Advance's rights or remedies with respect to such charges, including Advance's right to withhold in good faith disputed amounts from subsequent amounts due to Consultant. Unpaid fees that are in good-faith dispute shall not be considered a basis for default hereunder.

4.7 Taxes. Consultant shall be responsible for payment of Consultant's own taxes arising out of Consultant's activities in connection with this Agreement, including federal and state taxes, social security taxes, unemployment insurance taxes and any other taxes or business license fees that may be required.

4.8 Audits. Consultant shall maintain accurate accounting records prepared in the normal course of business, showing (i) Expenses, disbursements, time sheets, materials and other charges incurred by Consultant in performing any Services on a "time-and-materials" basis, and (ii) Expenses incurred by Consultant in performing any Services on a "fixed-fee" basis. On reasonable notice to Consultant, Advance shall have the right to conduct an audit thereof through an independent third-party accounting firm at any time up to three (3) months after the expiration or termination of this Agreement. Consultant shall provide reasonable assistance to Advance in connection with any such audit. If any such audit reveals that Consultant has over-billed Advance, Consultant shall promptly refund to Advance such over-billed amount plus interest at a rate of ten percent (10%) per annum.

4.9 Insurance. Without limiting Consultant's liability to Advance or third parties hereunder, Consultant shall at all times during the Term of this Agreement, and at Consultant's sole expense, maintain adequate insurance coverage to adequately cover losses to Advance, including (i) all insurance coverage required by federal, state or local law and statute, including workers' compensation insurance; (ii) employer's liability insurance, including bodily injury coverage; (iii) comprehensive general liability insurance and umbrella liability; and (iv) errors & omissions insurance. If at any time Consultant or Consultant's insurance carrier fails to procure or maintain required insurance, Advance may, at its option and upon written prior notice to Consultant, procure such insurance on behalf of Consultant and the cost thereof shall be payable by Consultant upon demand. Cancellation or alteration of any insurance policy required of Consultant under this Agreement shall not relieve Consultant of its continuing obligation to maintain insurance coverage in accordance with this Section. Consultant shall furnish to Advance, upon request, Certificates of Insurance evidencing such required insurance coverage.

ARTICLE 5
CONFIDENTIALITY

5.1 Confidentiality. Consultant shall maintain in confidence all Confidential Information, and shall not disclose such Confidential Information to any third party.

In maintaining the confidentiality of Confidential Information, Consultant shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Consultant shall ensure that each of its subcontractors holds in confidence and makes no use of the Confidential Information for any purpose other than those permitted under this Agreement or otherwise required by law.

5.2 Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (i) Consultant is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction; provided, however, that Consultant shall not make any such disclosure without first notifying Advance and allowing Advance a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure, or (ii) Consultant can demonstrate that (a) the disclosed information was at the time of such disclosure to Consultant already in (or thereafter enters) the public domain other than as a result of actions of Consultant or its subcontractors in violation hereof; (b) the disclosed information was rightfully known to Consultant prior to the date of disclosure to Consultant; or (c) the disclosed information was received by Consultant on an unrestricted basis from a source unrelated to any Party and not under a duty of confidentiality.

5.3 Unauthorized Disclosure. Consultant acknowledges and confirms that the Confidential Information constitutes proprietary information and trade secrets valuable to Advance, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall be presumed to cause irreparable injury to Advance. Consultant shall notify Advance immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and shall cooperate with Advance in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use. Consultant acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that Advance shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction in the event of such unauthorized disclosure.

5.4 Return of Information. Consultant shall, upon the request of Advance, return to Advance all Confidential Information in its possession or control, or destroy such Confidential Information, including any copies or reproductions thereof.

5.5 Injunctive Relief. Consultant acknowledges and agrees that the remedies at law for any breach of this Article 5 are inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, Consultant acknowledges and agrees that upon any breach by it of the terms and conditions of this Article 5, Advance will be entitled to immediate injunctive relief and may obtain any order restraining any threatened or future breach. Nothing in this Section 5.5 shall be deemed to limit, in any way, the remedies at law or in equity of Advance for a breach by Consultant of any of the provisions of this Agreement.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1 Ownership. Advance shall be the exclusive owner of all right, title and interest in and to all Work Product, together with all related documentation and Intellectual Property rights therein, and Consultant hereby assigns to Advance all right, title and interest therein. Nothing herein shall be construed as granting Consultant any rights in any of the foregoing, other than as expressly provided in a Work Order. Consultant shall, at the request and expense of Advance, perform any acts that Advance may reasonably deem necessary or desirable to evidence, protect or confirm Advance's ownership interest in the Work Product and Intellectual Property rights therein, including, but not limited to, making further written assignments in a form determined by Advance.

6.2 Pre-Existing Rights License. Consultant hereby grants to Advance an irrevocable, perpetual, non-exclusive, worldwide, royalty-free license under all Pre-Existing Rights included in Work Product to prepare, compile, install, make, use, execute, access, reproduce, publicly display, publicly perform, modify and/or prepare derivative works of the Pre-Existing Rights in connection with the use and operation of the Work Product. The license granted hereunder shall include the right of Advance to grant to third parties engaged by Advance the right to do any of the foregoing, provided that such third parties use the Pre-Existing Rights solely in connection with use of Work Product.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1. Mutual Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Due Authorization. Such Party is duly organized and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

(b) Due Execution. This Agreement has been duly executed and delivered by such Party and, with due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c) No Conflict. Such Party's execution, delivery and performance of this Agreement do not (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Party, (ii) conflict with or violate any law or governmental order applicable to the Party or any of its respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of

notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, license, permit, franchise or other agreement to which it is a party.

7.2 Consultant Representations. Consultant hereby represents and warrants to Advance as follows:

(a) Infringement. The performance of the Services, the use of the Work Product, and Advance's exercise of the rights granted to Advance under this Agreement, do not and will not infringe, misappropriate or conflict with any Intellectual Property right of any third party.

(b) Quality. All Services shall be performed in a professional and workmanlike manner using fully trained and qualified individuals and contractors capable of performing the Services in accordance with industry standards and practices.

(c) Good Title. (i) Consultant has and shall have good, free and clear title to all Work Product, free and clear of any liens, claims or encumbrances; (ii) no confidential, proprietary or trade secret information that will be used in performing the Services has been misappropriated from any third party; (iii) at the time of delivery thereof to Advance, the Work Product shall function in accordance with any written specifications and requirements for such Work Product.

(d) Required Consents. Consultant has obtained and possesses any and all necessary rights and consents to perform the Services and its obligations under this Agreement, including the right to grant Advance the rights granted hereunder.

7.3 Indemnification. Consultant shall indemnify and hold harmless Advance and its directors, partners, officers, employees, agents and assigns from and against any and all damages, losses, claims, liabilities, obligations, commitments, costs or expenses, including reasonable attorneys' fees and court costs, incurred by Advance arising out of or related to (i) any actual or alleged breach by Consultant of its representations, warranties or covenants under this Agreement; and (ii) any death, bodily injury, or damage to tangible property caused by Consultant in connection with this Agreement.

7.4 Third-Party Claims. In the event of a claim by Advance for indemnification under Section 7.3 based on a third-party claim (a "Third-Party Claim"), Advance shall give Consultant prompt notice of such Third-Party Claim, and copies of all papers served upon or received by Advance relating thereto. Consultant shall have the exclusive right to conduct the defense of any Third-Party Claim and all negotiations for its settlement or compromise, provided that Consultant shall not have the right to bind Advance to any settlement or other agreement without its prior written consent, which consent shall not be unreasonably withheld or delayed. Advance shall provide reasonable assistance to Consultant, at Consultant's expense, in connection with the defense of any Third-Party Claim. Consultant shall give Advance prompt written notice of any threat, warning or notice of any such claim or action against Consultant that may have an adverse impact on Consultant's ability to provide the Services.

7.5 Provision of Services. In the defense or settlement of any Third-Party Claim, and in addition to but not in lieu of the obligations set forth in this Article 7, Consultant may, at Advance's option, either: (i) replace or modify any infringing Services to be non-infringing while providing to Advance equivalent performance of such Services; (ii) obtain a license for Advance to continue using any infringing Services; or (iii) if the remedies set forth in (i) and (ii) hereof are not reasonably available, refund to Advance all amounts paid under all affected Work Orders.

7.6 Limitation of Liability. EXCEPT WITH RESPECT TO (i) INSTANCES OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR DAMAGE TO TANGIBLE PROPERTY, (ii) CONSULTANT'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.3, AND (iii) CONSULTANT'S BREACH OF ARTICLE 5, NEITHER PARTY HERETO SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 8
TERM AND TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and continue in effect until terminated in accordance with the provisions hereof (the "Term").

8.2 At-Will Termination. Either Party may terminate this Agreement at any time on thirty (30) days prior written notice to the other Party, provided that, any such termination by Consultant shall not be effective until completion of all Services, and acceptance by Advance of all deliverables, in Work Orders open at the time of termination. Any such written notice shall specify the effective date of termination of the Agreement.

8.3 Breach. Either Party may terminate this Agreement and all Work Orders at any time in the event that the other Party is in default or breach of any material provision of this Agreement, and such default or breach continues unremedied for a period of thirty (30) days after written notice thereof. Either Party may terminate any Work Order at any time in the event that the other Party is in default or breach of any material provision of such Work Order, and such default or breach continues unremedied for a period of thirty (30) days after written notice thereof.

8.4 Delivery of Work Product. Upon the expiration or termination of this Agreement or any Work Order, or at the earlier request of Advance, Consultant shall promptly deliver to Advance any and all Work Product.

8.5 Survival. The duties and obligations of the Parties under Sections 2.3, 3.2, 4.6, 4.7 and 4.8 and Articles 5, 6, 7, 8 and 9 of this Agreement shall survive any expiration or termination of this Agreement.

ARTICLE 9
MISCELLANEOUS

9.1 Notices. Except for routine operational correspondence with respect to a Work Order, all notices, requests, claims, demands and other communications regarding this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

(a) If to Consultant:

Peter Gammel
58 Whittingham Terrace
Milburn, New Jersey 07041

(b) If to Advance:

Advance Nanotech, Inc.
600 Lexington Avenue
New York, NY 10022
212-583-0080 (phone)
212-848-0001 (fax)
Attention: General Counsel

9.2 Entire Agreement. This Agreement and related Work Orders constitute the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement that is not expressly set forth in this Agreement or the Work Orders may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

9.3 Use of Trademarks. Neither Party may use the other Party's trademarks, service marks, trade names, domain names or other source identifiers (including, without limitation, in its marketing and promotional materials) without the other Party's prior written consent.

9.4 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

9.6 Assignment. Neither Party may assign or otherwise transfer this Agreement or any Work Order without the prior written consent of the other Party. Assignment of this Agreement by either Party shall not relieve the assignor of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.7 No Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Consultant and an authorized representative of Advance.

9.9 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

9.11 No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

DR. PETER GAMMEL

By [signature]
Name: Peter Gammel
Title:

ADVANCE NANOTECH, INC.

By [signature]
Name: Magnus Gittins
Title: CEO

EXHIBIT A

WORK ORDER

Consultant to supply advisory and consulting services to Advance on matters including, but not limited to, portfolio strategy, technology direction, business development opportunities and technology related partnerships. Consultant to provide four business days of consultancy per month, at dates to be mutually agreed upon in advance, predominately at the New York offices of Advance.

Advance shall pay Consultant $1,000 dollars per day for the consulting services set forth above.